EXHIBIT 99.1

NO.: __________

OUTSTANDING SHARES: __________

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF WASHINGTON BANKING COMPANY

FOR THE SPECIAL MEETING ON _______________, 2008

The undersigned hereby names _______________________ and _______________________, or either of them acting in the absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me in my place and stead to attend the Special Meeting of Shareholders of Washington Banking Company to be held on _______________, 2008 at __:00 _.m., and any adjournments thereof, and to vote all of my shares that are entitled to vote at the meeting with all the powers that I would possess if personally present.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS PROPOSAL 1. PROXIES MAY VOTE IN THEIR DISCRETION AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please mark your vote as in this example. ☒ Check only one box for each proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR ALL OF THE PROPOSALS LISTED BELOW.

1.	APPROVAL OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 26, 2007, BY AND AMONG WASHINGTON BANKING COMPANY, WHIDBEY ISLAND BANK, FRONTIER FINANCIAL CORPORATION AND FRONTIER BANK.

FOR              AGAINST              ABSTAIN

    ☐                       ☐                           ☐

2.	TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

SIGNATURE	DATE

SIGNATURE	DATE

NOTE:	Please sign exactly as name appears above. Joint owners each should sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.